Exhibit 99.1

CLARUS THERAPEUTICS, INC.

Condensed Balance Sheets

Unaudited

(in thousands, except share and per share data)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$10,278	$7,233
Accounts receivable, net	6,229	4,400
Inventory, net	9,761	5,857
Prepaid expenses and other current assets	1,985	1,846
Total current assets	28,253	19,336
Property and equipment, net	73	64
Total assets	$28,326	$19,400
Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Senior notes payable	$51,297	$41,902
Accounts payable	13,463	12,107
Accrued expenses	11,002	4,631
Deferred revenue	1,048	1,172
Total current liabilities	76,810	59,812
Convertible notes payable to related parties	98,130	77,911
Royalty obligation	10,802	9,262
Total liabilities	185,742	146,985
Commitments and contingencies (See Note 12)
Redeemable convertible preferred stock, $0.001 par value, 53,340,636 shares authorized at June 30, 2021 and December 31, 2020; 35,537,077 and 36,756,498 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	197,463	198,195
Stockholders’ deficit:
Common stock $0.001 par value; 56,593,539 shares authorized at June 30, 2021 and December 31, 2020; 3,500,848 and 870,263 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	3	1
Additional paid-in capital	4,443	—
Accumulated deficit	(359,325)	(325,781)
Total stockholders’ deficit	(354,879)	(325,780)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$28,326	$19,400

The accompanying notes are an integral part of these unaudited condensed financial statements.

CLARUS THERAPEUTICS, INC.

Condensed Statements of Operations

Unaudited

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net product revenue	$2,779	$822	$5,109	$1,719
Cost of product sales	554	103	921	8,071
Gross profit (loss)	2,225	719	4,188	(6,352)
Operating expenses:
Sales and marketing	9,530	9,875	17,467	14,824
General and administrative	5,327	2,012	8,932	5,221
Research and development	606	429	1,817	1,381
Total operating expenses	15,463	12,316	28,216	21,426
Loss from operations	(13,238)	(11,597)	(24,028)	(27,778)
Other (expense) income, net:
Change in fair value of warrant liability and derivative, net	—	26,462	—	32,915
Interest income	—	9	—	23
Interest expense	(4,877)	(4,319)	(9,517)	(6,499)
Total other (expense) income, net	(4,877)	22,152	(9,517)	26,439
Net (loss) income before income taxes	(18,115)	10,555	(33,545)	(1,339)
Provision for income taxes	—	—	—	—
Net (loss) income	$(18,115)	$10,555	$(33,545)	$(1,339)
Net (loss) income attributable to common stockholders, basic (Note 13)	$(21,913)	$200	$(41,282)	$(8,680)
Net loss attributable to common stockholders, diluted (Note 13)	$(21,913)	$(24,221)	$(41,282)	$(8,680)
Net (loss) income per common share attributable to common stockholders, basic (Note 13)	$(6.26)	$0.23	$(17.12)	$(9.97)
Net loss per common share attributable to common stockholders, diluted (Note 13)	$(6.26)	$(1.39)	$(17.12)	$(9.97)
Weighted-average common shares used in net (loss) income per share attributable to common stockholders, basic (Note 13)	3,500,848	870,263	2,410,827	870,263
Weighted-average common shares used in net loss per share attributable to common stockholders, diluted (Note 13)	3,500,848	17,417,776	2,410,827	870,263

The accompanying notes are an integral part of these unaudited condensed financial statements.

CLARUS THERAPEUTICS, INC.

Condensed Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

Unaudited

(in thousands, except share and per share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2020	36,756,498	$198,195	870,263	$1	$—	$(325,781)	$(325,780)
Conversion of convertible notes payable into Series D redeemable convertible preferred stock	747,451	3,360	—	—	—	—	—
Conversion of Series D redeemable convertible preferred stock into common stock	(1,966,872)	(11,829)	2,630,585	2	11,827	—	11,829
Accretion of redeemable convertible preferred stock to redemption value	—	3,939	—	—	(3,939)	—	(3,939)
Stock-based compensation	—	—	—	—	176	—	176
Net loss	—	—	—	—	—	(15,429)	(15,429)
Balance at March 31, 2021	35,537,077	$193,665	3,500,848	$3	$8,064	$(341,210)	$(333,143)
Accretion of redeemable convertible preferred stock to redemption value	—	3,798	—	—	(3,798)	—	(3,798)
Stock-based compensation	—	—	—	—	177	—	177
Net loss	—	—	—	—	—	(18,115)	(18,115)
Balance at June 30, 2021	35,537,077	$197,463	3,500,848	3	$4,443	$(359,325)	$(354,879)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2019	36,756,498	$183,513	870,263	$1	$—	$(316,269)	$(316,268)
Accretion of redeemable convertible preferred stock to redemption value	—	3,671	—	—	(74)	(3,597)	(3,671)
Stock-based compensation	—	—	—	—	74	—	74
Net loss	—	—	—	—	—	(11,894)	(11,894)
Balance at March 31, 2020	36,756,498	$187,184	870,263	$1	$—	$(331,760)	$(331,759)
Accretion of redeemable convertible preferred stock to redemption value	—	3,670	—	—	(70)	(3,600)	(3,670)
Stock-based compensation	—	—	—	—	70	—	70
Net income	—	—	—	—	—	10,555	10,555
Balance at June 30, 2020	36,756,498	$190,854	870,263	$1	$—	$(324,805)	$(324,804)

The accompanying notes are an integral part of these unaudited condensed financial statements.

CLARUS THERAPEUTICS, INC.

Condensed Statements of Cash Flows

Unaudited

(in thousands, except share and per share data)

	Six Months Ended June 30,
	2021	2020
Operating activities
Net loss	$(33,545)	$(1,339)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense related to debt financing and royalty obligation	6,392	6,499
Settlement of interest with payment-in-kind note	3,125	—
Change in fair value of warrant liability	—	(449)
Change in fair value of derivative liability	—	(32,466)
Stock-based compensation expense	353	144
Depreciation	12	9
Changes in operating assets and liabilities:
Accounts receivable	(1,828)	(970)
Inventory	(3,903)	2,815
Prepaid expenses and other current assets	(142)	(3,745)
Accounts payable	1,357	2,293
Accrued expenses	6,369	3,640
Deferred revenue	(125)	210
Net cash used in operating activities	(21,935)	(23,359)
Investing activities
Purchases of property and equipment	(20)	(60)
Net cash used in investing activities	(20)	(60)
Financing activities
Proceeds from issuance of convertible notes payable	20,000	1,611
Proceeds from issuance of senior notes payable	5,000	49,125
Proceeds from PPP loan	—	500
Repayment of PPP loan	—	(500)
Debt issuance costs	—	(3,516)
Net cash provided by financing activities	25,000	47,220
Net increase in cash and cash equivalents	3,045	23,801
Cash and cash equivalents—beginning of period	7,233	1,656
Cash and cash equivalents—end of period	$10,278	$25,457
Supplemental disclosure of non-cash investing and financing activities:
Conversion of convertible notes payable into Series D redeemable convertible preferred stock	$3,360	$—
Conversion of Series D redeemable convertible preferred stock into common stock	$11,829	$—
Accretion of redeemable convertible preferred stock to redemption value, including dividends on preferred stock	$7,737	$7,341

The accompanying notes are an integral part of these unaudited condensed financial statements.

CLARUS THERAPEUTICS, INC.
Notes to Condensed Financial Statements
Unaudited

1. Organization and Description of Business Operations

Clarus Therapeutics, Inc. (the “Company” or “Clarus”) is a specialty pharmaceutical company focused on the commercialization of JATENZO, the first and only oral testosterone (“T”) replacement, or testosterone replacement therapy (“TRT”), of its kind approved by the U.S. Food and Drug Administration, or FDA. The FDA completed its review of the Company’s New Drug Application and approved JATENZO for marketing on March 27, 2019. The Company commercially launched JATENZO on February 10, 2020. JATENZO is the Company’s sole source of revenue and sales are exclusively within the United States. Management remains committed to the product’s commercial success. The Company was founded in 2004 and is located and headquartered in Northbrook, Illinois.

The Company is subject to risks and uncertainties associated with any pharmaceutical company that is transitioning from the development to commercial stage. Since inception, the Company has incurred substantial operating losses due to substantial product development and commercialization expenditures. In addition, the Company operates in an environment of rapid technological change and is largely dependent on the services of its employees and consultants. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales of JATENZO, is cash flow positive from operations, or enters into cash flow positive business development transactions.

The Company’s U.S. patent portfolio on JATENZO currently includes five issued patents. The issued U.S. patents contain claims to both pharmaceutical compositions and methods of treatment using the Company’s proprietary pharmaceutical composition and all are listed in the FDA Orange Book: Approved Drug Products with Therapeutic Equivalence Evaluations. In addition, the Company has several patent applications pending in the United States and other countries that, if issued, will cover pharmaceutical compositions, methods of treatment and other features of JATENZO, and have the potential to extend patent coverage beyond 2030.

Merger

On September 9, 2021 (the “Closing Date”), Blue Water Acquisition Corp. (“Blue Water”, or “BLUW”), a Delaware corporation and Special Purpose Acquisition Company (“SPAC”) and Blue Water Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Blue Water (“Merger Sub”), consummated the previously announced merger, dated as of April 27, 2021, with Clarus Therapeutics, Inc., a Delaware corporation (“Clarus”), pursuant to which, subject to the terms and conditions set forth in the Merger Agreement, the Merger Sub merged with and into Clarus, with Clarus surviving as a wholly-owned subsidiary of Blue Water, and with Clarus’s equity holders and convertible debt holders equity interests converted into the right to receive shares of New Blue Water common stock or else be canceled, retired and terminated without consideration, as provided in the Merger Agreement. Upon the consummation of the Business Combination, Blue Water changed its name to “Clarus Therapeutics Holdings, Inc.”

In connection with the Merger, the Company’s convertible noteholders and senior secured noteholders provided $25.0 million in additional capital to the Company following the announcement of the merger. All such proceeds plus accrued interest converted to shares of Combined Entity common stock at a price of $10.00 per share at the Closing Date, resulting in 2,558,705 shares issued. As of June 30, 2021 the Company had received $17.8 million of the $25.0 million in additional capital through the issuance of convertible notes and indenture notes (Note 6, Debt). The remaining additional capital of $25.0 million was received by the Company prior to the Closing Date. Together with Blue Water’s cash resources and additional capital, the Company received gross proceeds from the Merger (not including the $25.0 million of additional capital) of approximately $25.3 million.

At the effective time of the Merger (the “Effective Time”), shares of Clarus’s redeemable convertible Series D Preferred Stock issued and outstanding and all principal and accrued interest under the Company’s Series D convertible notes and Clarus’ outstanding warrants immediately prior to the Effective Time converted into 13,431,889 shares of the combined Company’s common stock. Additionally, $10.0 million of debt related to the Company’s senior secured notes including certain royalty rights was exchanged for an aggregate 1,905,000 shares of the combined Company’s common stock (which included 135,000 shares from the Sponsor pursuant to a share allocation agreement). All unexpired, outstanding Series D Warrants remain outstanding and became exercisable shares of common stock of the surviving entity, subject to adjustment in accordance with the exchange ratio

All other series of preferred stock, common stock and stock options were cancelled and extinguished upon completion of the Merger. In addition, Clarus’s existing equity incentive plans were terminated.

Liquidity and Going Concern

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the condensed financial statements are issued.

Since its inception, the Company has devoted substantially all its efforts to business planning, clinical development, commercial planning and raising capital. The Company has incurred losses since inception and has an accumulated deficit of $359.3 million as of June 30, 2021, including $101.7 million of cumulative accretion on the Series A Redeemable Convertible Preferred Stock (“Series A Preferred Stock”), the Series B Redeemable Convertible Preferred Stock (“Series B Preferred Stock”), the Series C Redeemable Convertible Preferred Stock (“Series C Preferred Stock”) and the Series D Redeemable Convertible Preferred Stock (“Series D Preferred Stock”), collectively, Preferred Stock, and $99.0 million of cumulative non-cash interest related to previously issued convertible debt. The Company is also in forbearance and default on its March 12, 2020 senior secured notes as it was unable to maintain at least $10.0 million in cash and cash equivalents as of the last day of each calendar month beginning December 2020 and was unable to pay the required $3.1 million interest payment due in March 2021.

In addition to the consummation of the SPAC merger and the related investment, the Company plans to seek additional funding through the expansion of its commercial efforts to grow JATENZO and its operating cash flow, business development efforts to out-license JATENZO internationally, equity financings, debt financings such as the secured notes described in Note 6, Debt, or other capital sources including collaborations with other companies or other strategic arrangements with third parties. There can be no assurance that these future financing efforts will be successful.

If the Company is unable to obtain funding or generate operating cash flow, the Company will be forced to delay, reduce or eliminate some or all of its product portfolio expansion or commercialization efforts, which could adversely affect its business prospects, or the Company may be unable to continue operations. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders.

Based on its recurring losses from operations incurred since inception, expectation of continuing operating losses for the foreseeable future, and need to raise additional capital to finance its future operations, as of the issuance date of the condensed financial statements for the six months ended June 30, 2021, the Company has concluded that its cash and cash equivalents will not be sufficient to fund its operating expenses, capital expenditure requirements and debt service payments through at least twelve months from the date that these condensed financial statements are available to be issued and that there is substantial doubt about the Company’s ability to continue as a going concern.

The accompanying condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the condensed financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Impact of the COVID-19 Pandemic

The business disruptions associated with the COVID-19 pandemic had a significant negative impact on the Company’s condensed financial statements for the six months ended June 30, 2021. Management expects that the public health actions being undertaken to reduce the spread of the virus, and that may have to be undertaken again in the event of a resurgence of the virus, will create significant disruptions to the Company with respect to: (i) the demand for its products, (ii) the ability of its sales representatives to reach healthcare customers, (iii) its ability to maintain staffing levels to support its operations, (iv) its ability to continue to manufacture certain of its products, (v) the reliability of its supply chain and (vi) its ability to achieve the financial covenants required by the senior secured notes agreement (see Note 6, Debt). The extent to which the COVID-19 pandemic will impact the Company’s business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration of the outbreak, travel restrictions and social distancing in the U.S. and other countries, business closures or business disruptions and the effectiveness of actions taken in the U.S. and other countries to contain and treat the disease.

The Company is closely monitoring the evolving impact of the pandemic on all aspects of its business. The Company has implemented a number of measures designed to protect the health and safety of its employees, support its customers and promote business continuity. The Company is also actively reviewing and implementing cost-saving measures, including discontinuing or delaying all non-essential services and programs and instituting controls on travel, events, marketing and clinical studies to adapt the business plan for the evolving COVID-19 challenges.

2. Summary of Significant Accounting Policies

Significant Accounting Policies

The Company’s significant accounting policies are disclosed in the audited consolidated financial statements for the year ended December 31, 2020 and the notes thereto, which are included in Blue Water’s final prospectus that forms part of the Blue Water’s Registration Statement on Form S-4 (Reg. No. 333-256116), filed with the SEC pursuant to Rule 424(b)(3) on July 23, 2021. Since the date of those consolidated financial statements, there have been no material changes to its significant accounting policies, except as noted below.

Basis of Presentation

The condensed financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments necessary to fairly present the financial position of the Company as of June 30, 2021 and December 31, 2020, the results of operations for the three and six months ended June 30, 2021 and 2020 and its cash flows for the six months ended June 30, 2021 and 2020 have been included and are of a normal, recurring nature except as otherwise disclosed. These condensed financial statements and notes thereto have been prepared under the presumption that users of the financial information have either read or have access to the audited financial statements for the latest year ended December 31, 2020.

Use of Estimates

Preparation of the condensed financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period covered by the condensed financial statements and accompanying notes. The most significant estimates relate to determination of fair value of the Company’s common stock and common stock warrants, stock-based compensation, notes, royalty obligation and the valuation of embedded derivatives. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and records adjustments when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from those estimates.

Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted-average number of common shares outstanding during the period and, if dilutive, the weighted-average number of potential shares of common stock. Net income (loss) per share attributable to common stockholders is calculated using the two-class method, which is an earnings allocation formula that determines net income (loss) per share for the holders of the Company’s common shares and participating securities. The Company’s preferred stock and warrants to purchase preferred stock contain participation rights in any dividend paid by the Company and are deemed to be participating securities. Net income (loss) attributable to common stockholders and participating preferred stock and participating preferred stock warrants is allocated first to preferred stockholders and warrant holders based on dividend rights and then to common and preferred stockholders based on ownership interests on an as-converted basis as if all of the earnings for the period had been distributed. The participating securities do not include a contractual obligation to share in losses of the Company and are not included in the calculation of net loss per share in the periods in which a net loss is recorded.

When considering the impact of the convertible equity instruments, diluted net income (loss) per share is computed using the more dilutive of (a) the two-class method or (b) the if-converted method. The Company allocates earnings first to preferred stockholders and warrant holders based on dividend rights and then to common and preferred stockholders and warrant holders based on ownership interests. The weighted-average number of common shares included in the computation of diluted net loss gives effect to all potentially dilutive common equivalent shares, including outstanding stock options, warrants, convertible redeemable preferred stock and the potential issuance of common stock upon the conversion of the Company’s convertible notes. Common stock equivalent shares are excluded from the computation of diluted net income (loss) per share if their effect is antidilutive. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is generally the same as basic net loss per share attributable to common stockholders since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

3. Fair Value Measurements

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis:

	June 30, 2021
(in thousands)	Total	Level 1	Level 2	Level 3
Assets
Cash equivalents:
Money market funds	$7,833	$7,833	$—	$—
Total assets	$7,833	$7,833	$—	$—

	December 31, 2020
(in thousands)	Total	Level 1	Level 2	Level 3
Assets
Cash equivalents:
Money market funds	$7,205	$7,205	$—	$—
Total assets	$7,205	$7,205	$—	$—

During the six months ended June 30, 2021 and the year ended December 31, 2020, there were no transfers between levels.

As of June 30, 2021 and December 31, 2020, the Company’s cash equivalents consisted of money market funds, classified as Level 1 financial assets, as these assets are valued using quoted market prices in active markets without any valuation adjustment. There were no financial assets valued based on Level 2 inputs.

The carrying amounts reported in the accompanying balance sheets for cash, accounts receivable, accounts payable and accrued expenses approximate their fair value based on the short-term nature of these instruments. The carrying value of long-term and short-term debt, taking into consideration debt discounts and related derivative instruments, is estimated to approximate fair value.

As of June 30, 2021 and December 31, 2020, the Company had Level 3 financial liabilities that were measured at fair value on a recurring basis. The Company’s warrant liability and derivative liability are carried at fair value, determined using Level 3 inputs in the fair value hierarchy. As of June 30, 2021 and December 31, 2020, the warrant liability and derivative liability were valued at zero.

4. Inventory

Inventory consisted of the following as of June 30, 2021 and December 31, 2020 (in thousands):

	June 30,	December 31,
	2021	2020
Raw material	$4,226	$4,225
Work-in-process	5,060	—
Finished goods	475	1,632
Total	$9,761	$5,857

The inventory balance as of June 30, 2021 is disclosed net of the Company’s inventory reserve. As of June 30, 2021 and December 31, 2020, the Company had an inventory reserve balance of $7.8 million.

5. Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	June 30,	December 31,
	2021	2020
Selling and marketing costs	$8,875	$3,468
Employee compensation and related benefits	1,483	1,090
Professional Fees	635	73
Other	9	—
Total	$11,002	$4,631

6. Debt

Convertible Notes

From 2016 to 2021, the Company issued several convertible notes (the “Convertible Notes”) pursuant to which the Company borrowed an aggregate of $81.3 million from existing investors and related parties. All Convertible Notes accrue interest at a rate of 8% compounded daily and have a maturity date of March 1, 2025.

The Company had the following convertible notes outstanding as of June 30, 2021 (in thousands):

Issuance Year	Outstanding Principal Amount
2016	$17,243
2017	13,410
2018	8,911
2019	17,547
2020	1,611
2021	20,000
Total	$78,722

The Convertible Notes contain various conversion features. Upon the occurrence of a qualified financing, the Convertible Notes plus accrued interest mandatorily convert, to shares issued in the qualified financing, as defined in the notes, at a 20% discount, or into shares of Series D Preferred Stock at the Series D Price of $4.50 per share. Upon the occurrence of a non-qualified financing, the noteholders have the option to convert at the same terms as described above for a qualified financing. At maturity, the noteholders also have an option to convert at the terms described above for a qualified or non-qualified financing. If the Company completes a strategic transaction and the Convertible Notes have not been previously converted, noteholders will automatically receive an acquisition premium of the greater of a) the sum of (i) 1.5 times the principal amount of the Convertible Notes and (ii) accrued and unpaid interest thereon, or b) the amount that would have been payable to the noteholders if such notes had been converted to shares of Series D Preferred Stock at the Series D price immediately prior to the close of such strategic transaction.

The Company determined that the acquisition premium and the qualified and non-qualified financing conversion features were embedded derivative instruments requiring bifurcation as separate liabilities with a corresponding debt discount, of which were determined to be fair valued at zero as of June 30, 2021 and December 31, 2020. The debt discount was amortized to interest expense using the effective interest rate method over the term of the Convertible Notes.

In April 2021, pursuant to the executed amendment of the Convertible Notes, the Company and certain lenders agreed to extend or further extend the maturity dates of the Convertible Notes to September 1, 2025. The amendment only modified the maturity date, no other terms, and accordingly was deemed administrative in nature as it was not intended to change any of the economic terms between parties. As such the extension of the maturity dates was deemed to be a modification of the Convertible Notes and modification accounting was applied. The Company calculated the remaining debt discount for each of the Convertible Notes and adjusted the effective interest rate to amortize the remaining debt discount over the adjusted remaining life of the Convertible Notes.

In March 2021, upon an investor’s decision to not participate in the next round of Convertible Notes, pursuant to the Convertible Notes’ provisions, $3.4 million of the investor’s Convertible Notes converted into 747,451 shares of Series D Preferred Stock and such Series D Preferred Stock issued as a result of this conversion was converted into common stock. At the date of conversion, the outstanding principal and accrued interest on the Convertible Notes were $2.6 million and $0.8 million, respectively. Refer to Note 7, Redeemable Convertible Preferred Stock, for additional information.

The carrying value of the Company’s Convertible Notes consisted of (in thousands):

	June 30,	December 31,
	2021	2020
Principal amount	$81,300	$61,300
Accrued and unpaid interest	20,673	17,287
Unamortized debt discount	(483)	(676)
Conversion of convertible notes payable into Series D redeemable convertible preferred stock	(3,360)	—
Total	$98,130	$77,911

The Company recognized interest expense of $1.8 million and $1.5 million during the three months ended June 30, 2021 and 2020, respectively. The Company recognized interest expense of $3.4 million and $3.0 million during the six months ended June 30, 2021 and 2020, respectively.

Senior Secured Notes

The carrying value of the Company’s senior secured notes consisted of the following (in thousands):

	June 30,	December 31,
	2021	2020
Principal amount	$58,125	$50,000
Accrued and unpaid interest	1,234	1,278
Unamortized debt discount	(8,062)	(9,376)
Total	$51,297	$41,902

On March 12, 2020, the Company issued and sold senior secured notes to certain lenders not related to the Company. The aggregate principal amount of the senior secured notes was $50.0 million and the Company received $42.7 million in net proceeds after deducting transaction expenses of $4.4 million and prepaid interest of $2.9 million. In the second quarter of 2021, the Company added two additional notes to the principal senior secured notes balance, the PIK Note and the Indenture Note, totaling $8.1 million (refer to additional information below). The aggregate principal balance as of June 30, 2021 is $58.1 million.

The senior secured notes bear interest at 12.5% and specify semiannual payments on March 1 and September 1 and have a maturity date of March 1, 2025. The first two years provide for interest-only payments and the final three years amortize the principal balance at $15.0 million, $15.0 million and $20.0 million, respectively. The senior secured notes are governed by an indenture, dated as of March 12, 2020, between the Company and the investors. The interest rate will increase to 14.50% for overdue installments in the event of default. In addition to liquidation preference, the senior secured notes contain a lien on all assets of the Company.

Future principal payments of the senior secured notes are as follows (in thousands):

Years ended December 31,	Amount
2021 (remaining 6 months)	$5,000
2022	7,500
2023	18,125
2024	17,500
2025	10,000
Total	$58,125

The senior secured notes also have a detachable royalty feature under which the lenders receive a royalty of 0.56% to 1.67% on net sales beginning in 2021, with the royalty obligation continuing until the lenders receive total royalty payments of approximately $24.2 million. The value assigned to royalty rights is recorded as a debt discount to the Notes and is amortized to interest expense over the life of the notes. The royalty obligation had a fair value of $7.9 million at issuance in March of 2020. The lenders have a security interest in the assets and intellectual property of the Company. Since the royalty rights are tied to Clarus’ net sales of JATENZO, such royalty rights are not subject to treatment as a derivative instrument and thus do not need to be periodically measured and marked to market. Proceeds were used to finance the commercial launch of JATENZO. Refer to the section below for the accounting treatment of the royalty obligation.

In connection with the senior secured notes, the Company entered into an indenture stating that the Company would maintain cash and cash equivalents in the amount of at least $10.0 million as of the last day of each calendar month, commencing on March 31, 2020. As of December 31, 2020, the Company was unable to maintain cash and cash equivalents of $10.0 million, and such breach of the indenture resulted in a default and the negotiation of a forbearance agreement noted below.

Forbearance Agreement

On March 17, 2021, the Company entered into a forbearance agreement with noteholders in relation to the senior secured notes. The Company was unable to and did not pay interest of $3.1 million due on March 1, 2021. As of March 31, 2021, the Company entered into default on its senior secured notes, and in accordance with the terms of the senior secured notes, the interest increased to 14.5%.

Under the forbearance agreement, in exchange for the investors’ agreement not to exercise their rights to retrieve the funds owed, the Company was required to maintain cash and cash equivalents of at least $2.5 million amongst other financial budgeting and reporting requirements until consummation of the Business Combination. Under the forbearance agreement, the forbearance period would not be terminated provided that the Company, amongst other things, executed the merger agreement and provided financial reporting requirements by April 27, 2021.

PIK Note

In May 2021, the Company entered into a payment-in-kind, or PIK, note (the “PIK Note”), in relation to the Company’s missed interest payment (which was due in March 2021) on its senior secured notes, pursuant to which the Company borrowed an aggregate of $3.1 million from senior secured noteholders, to be included in the principal senior secured notes balance. The PIK Note accrues interest at a rate of 14.5%, compounded daily. Pursuant to the PIK Note, on February 1, 2023 the Company is required to make a payment of principal in the amount of $3.1 million, plus accrued and unpaid interest in respect of such principal.

Indenture Note

In June 2021, the Company entered into the Indenture Note, pursuant to which the Company borrowed an aggregate of $5.0 million from senior secured noteholders, to be included in the principal senior secured notes balance. The Indenture Note accrues interest at a rate of 14.5%, compounded daily, and was repaid with the combined entity’s common stock upon the date of merger.

Royalty Obligation

The Company periodically assesses the estimated royalty payments related to the senior secured notes to the lender and to the extent such payments are greater or less than its initial estimates or the timing of such payments is materially different than its original estimates, the Company will prospectively adjust the accretion of interest on the royalty obligation. There are a number of factors that could materially affect the amount and the timing of royalty payments, most of which are not within the Company’s control. Such factors include, but are not limited to, the rate of JATENZO prescriptions, the number of doses administered, the introduction of competing products, manufacturing or other delays, patent protection, adverse events that result in governmental health authority-imposed restrictions on the use of the drug products, and sales never achieving forecasted numbers, which would result in reduced royalty payments and reduced non-cash interest expense over the life of the royalty obligation. To the extent future royalties result in an amount less than the liability, the Company is not obligated to fund any such shortfall.

The Company records estimated royalties due for the current period in accrued other expenses until the payment is received from the customer, at which time the Company then remits payment to the lenders. In order to determine the accretion of the royalty obligation, the Company is required to estimate the total amount of future royalty payments to be received and submitted to the lenders. The sum of these amounts less the proceeds the Company received will be recorded as interest expense over the life of the royalty obligation. As of June 30, 2021 and December 31, 2020, the Company’s estimate of its total interest expense resulted in an annual effective interest rate of approximately 32.3%.

The carrying value of the Company’s royalty obligation is as follows (in thousands):

June 30, 2021
Royalty obligation as of December 31, 2020	$9,262
Non-cash interest expense recognized	1,540
Royalty obligation - ending balance	$10,802

During the three months ended June 30, 2021 and 2020, the Company recorded $0.8 million and $0.1 million, respectively, of related non-cash interest expense. During the six months ended June 30, 2021 and 2020, the Company recorded $1.5 million and $0.7 million, respectively, of related non-cash interest expense.

PPP Loan

In March of 2020, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was enacted to, among other provisions, provide emergency assistance for individuals, families and businesses affected by the COVID-19 pandemic. The CARES Act includes a Paycheck Protection Program (“PPP”) administered through the Small Business Association (“SBA”). Under the PPP, beginning April 3, 2020, small businesses and other entities and individuals could apply for loans from existing SBA lenders and other approved regulated lenders that enroll in the program, subject to numerous limitations and eligibility criteria.

In April of 2020, the Company received an unsecured loan of $0.5 million from the SBA. After considering further guidance issued by SBA, the Company elected to repay the loan in full in May of 2020 with no interest due under safe harbor provisions of the CARES Act.

7. Redeemable Convertible Preferred Stock

There were no shares of redeemable convertible preferred stock issued during the six months ended June 30, 2020.

In March 2021, 2,630,585 shares of Series D Preferred Stock (of which 747,451 shares are from the conversion of Convertible Notes discussed in Note 6, Debt) converted into 2,630,585 shares of common stock. At the date of conversion, the cost at purchase plus accrued and unpaid dividends on the Series D Preferred Stock was $11.8 million.

As of June 30, 2021 and December 31, 2020, Preferred Stock consisted of the following (in thousands, except for share data):

	June 30, 2021
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series A Preferred Stock	2,500,000	2,500,000	$9,537	$9,537	2,500,000
Series B Preferred Stock	5,066,637	5,066,637	15,722	15,722	5,066,637
Series C Preferred Stock	9,438,744	9,438,744	20,859	20,859	9,438,744
Series D Preferred Stock	36,335,255	18,531,696	151,345	151,345	18,531,696
Total	53,340,636	35,537,077	$197,463	$197,463	35,537,077

	December 31, 2020
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series A Preferred Stock	2,500,000	2,500,000	$9,170	$9,170	2,500,000
Series B Preferred Stock	5,066,637	5,066,637	15,118	15,118	5,066,637
Series C Preferred Stock	9,438,744	9,438,744	20,057	20,057	9,438,744
Series D Preferred Stock	36,335,255	19,751,117	153,850	153,850	19,751,117
Total	53,340,636	36,756,498	$198,195	$198,195	36,756,498

The following is a summary of the rights and preferences of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock (collectively, “Preferred Stock”) are as follows:

Conversion — Each share of Preferred Stock is convertible into common stock, upon approval of the holders of at least 65% of the preferred shares, on a share-for-share basis to be adjusted for the effect of any stock splits or reverse splits, subject to certain antidilution adjustments, are entitled to vote together with the common stockholders as one class and are entitled to separate votes on certain matters. Preferred Stock automatically converts on a share-for-share basis into shares of common stock upon the closing of a qualified IPO.

Dividends — Preferred stockholders are entitled to receive an annual, cumulative 8% dividend, when and if declared by the Board of Directors. No dividends have been declared through June 30, 2021.

Liquidation Preference — Upon liquidation, dissolution, or winding up of business, the holders of the Preferred Stock are entitled to receive a liquidation preference in priority over the holders of common stock, at an amount per share equal to their original purchase price of $1.82 per share for Series A Preferred Stock and Series B Preferred Stock, $1.50 per share for Series C Preferred Stock and $4.50 for Series D Preferred Stock, plus accumulated dividends. Upon liquidation, the Company’s remaining assets will be distributed to Preferred Stockholders in the following order: Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock. When holders of preferred stock are satisfied in full, any excess assets available for distribution will be allocated ratably among common stockholders based on their pro rata shareholdings. Upon a deemed liquidation event, as defined, holders have the option to redeem their shareholding at the liquidation payment amounts summarized above.

Redemption — Holders of at least 65% of the then outstanding preferred shares, voting together as a separate class, may require the Company to redeem all outstanding shares of Preferred Stock upon the earlier of (a) September 9, 2016 (in which case such shares of Preferred Stock shall be redeemed by the Company in three equal annual installments), and (b) the occurrence of any redemption event. A redemption event shall mean the breach by the Company of any material term of its Certificate of Incorporation or any material provision of the related securities purchase agreement, the stockholders’ agreement or the registration rights agreement. To date holders have not required redemption of the Preferred Stock.

Voting Rights — Preferred Stock and common stock generally vote together as one class on an as-converted basis; however, common stock voting rights on certain matters are subject to the powers, preferences, and rights of the Preferred Stock. The holders of Series C Preferred Stock are entitled to elect three directors to the Company’s board of directors and the holders of Series D Preferred Stock are entitled to elect one director to the Company’s board of directors. Certain actions, such as mergers, acquisition, liquidation, dissolution, wind up of business, and deemed liquidation events, must be approved by the holders of at least 65% of outstanding shares of Series D Preferred Stock.

8. Common Stock

The Company was authorized to issue up to 56,593,539 shares of common stock with a $0.001 par value per share as of June 30, 2021.

The voting, dividend and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers and preferences of the holders of the preferred stock as set forth above.

The holders of common stock are entitled to one vote for each share of common stock. Subject to the payment in full of all preferential dividends to which the holders of the Preferred Stock are entitled, the holders of common stock shall be entitled to receive dividends out of funds legally available. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, after the payment or provision for payment of all debts and liabilities of the Company and all preferential amounts to which the holders of Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of common stock shall be entitled to share ratably in the remaining assets of the Company available for distribution.

As of June 30, 2021, the Company has reserved the following shares of common stock for the potential conversion of outstanding preferred stock and exercise of stock options:

June 30,
2021
Preferred stock, as converted	35,537,077
Options to purchase common stock	3,814,659
Series D warrants	183,438
Remaining shares reserved for future issuance	1,350,481
Total	40,885,655

9. Stock-Based Compensation

2004 Stock Incentive Plan

Effective February 13, 2004, the Company adopted the Clarus Therapeutics 2004 Stock Incentive Plan (the “2004 Plan”). The 2004 Plan was amended on January 28, 2011 to increase the number of shares of the Company’s common stock reserved for issuance to employees, directors, and consultants to 1,529,936 shares. Options granted under the 2004 Plan may be incentive stock options or non-statutory stock options. Restricted stock awards may also be granted under the 2004 Plan. Incentive stock options may only be granted to employees. Options generally vest over a four-year period. The exercise price of incentive stock options shall be not less than 100% of the fair market value per share of the Company’s Common Stock on the grant date. As of June 30, 2021, only incentive stock options to employees have been awarded under the 2004 Plan. The awards granted under this plan generally vest over a four-year period and have a 10-year contractual term.

2014 Stock Option and Incentive Plan

Effective February 13, 2014, the Company adopted the Clarus Therapeutics 2014 Stock Option and Incentive Plan (the “2014 Plan”) and reserved 1,000,000 shares of Common Stock for the issuance of awards under the 2014 Plan. The 2014 Plan permits the Company to make grants of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units, unrestricted stock awards, cash-based awards, performance share awards and dividend equivalent rights. To qualify as incentive options, stock options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options which first become exercisable in any calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders. All full-time and part-time officers, employees, non-employee directors and other key persons, including consultants and prospective employees, are eligible to participate in the 2014 Plan, subject to the sole discretion of the administrator. On December 15, 2017, April 17, 2019 and again on December 18, 2020, the 2014 Plan was amended, increasing the total shares of Common Stock reserved for issuance by 416,500, 26,140, and 3,000,000 shares, respectively, for a total of 4,442,640 shares of Common Stock available for award in the 2014 Plan. As of June 30, 2021, no shares of common stock were available for future grants under the 2014 Plan. Once the 2014 Plan was adopted, no further options were awarded under the 2004 Plan. The awards granted under this plan generally vest over a four-year period and have a 10-year contractual term.

Stock Options

The following table summarizes stock option activity under the Plans:

	Number of options	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Outstanding as of December 31, 2020	3,814,659	$2.17	6.8	$—
Granted	—	—
Exercised	—	—
Cancelled	—	—
Forfeited	—	—
Outstanding as of June 30, 2021	3,814,659	$2.17	6.3	$—
Options vested and exercisable as of June 30, 2021	2,830,253	$1.99	5.3	$—

No stock options were granted during the six months ended June 30, 2021 and 51,968 stock options were granted during the six months ended June 30, 2020. The total fair value of stock options vested during the six months ended June 30, 2021 and 2020 was $0.4 million and $0.2 million, respectively.

Stock-Based Compensation Expense

Stock-based compensation expense is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Selling and marketing	$5	$—	$10	$—
Research and development	16	19	32	40
General and administrative	156	51	311	104
Total stock-based compensation expense	$177	$70	$353	$144

As of June 30, 2021, there was $0.2 million of unrecognized stock-based compensation expense related to unvested stock options, which is being recognized over a period of 0.8 years. At the Effective Time of the merger, the Company terminated its equity incentive plans and all options issued and outstanding, whether vested or unvested, were cancelled and extinguished.

10. Income Taxes

The Company did not record a federal or state or income tax provision or benefit for the six months ended June 30, 2021 or 2020 due to the expected loss before income taxes to be incurred, as well as the Company’s continued maintenance of a full valuation allowance against its net deferred tax assets.

11. License Agreements

Agreement with HavaH

In May 2021, the Company entered into a license agreement (the “HavaH Agreement”) with HavaH Therapeutics, or HavaH, an Australia-based biopharmaceutical company developing androgen therapies for inflammatory breast disease and certain forms of breast cancer. Under the HavaH Agreement, the Company will acquire the development and commercialization rights for HavaH T+Ai™, to be renamed CLAR-121.

Under the terms of the licensing agreement, HavaH may be eligible for up to $10.8 million in potential development and regulatory milestone payments. Additionally, HavaH would be eligible for royalty payments and up to $30.0 million in potential commercial milestones. Such royalty payments will be based on total aggregate annual net sales of CLAR-121 in the territory, at a low single digit percentage rate (when there is no patent protection or regulatory exclusivity) or a low teens percentage rate (where CLAR-121 has patent protection or regulatory exclusivity). Additionally, such royalties are payable until the later of ten years or the loss of patent protection or regulatory exclusivity.

To date, pursuant to the HavaH Agreement, the Company has made cash payments of $0.5 million consisting of the upfront payment.

12. Commitments and Contingencies

Lease Commitments

The Company leases office space in Northbrook, Illinois and Murfreesboro, Tennessee under non-cancelable operating leases which expire on December 31, 2021 and September 30, 2022, respectively. Total rent expense under the lease agreements was $0.1 million for the six months ended June 30, 2021 and 2020, respectively.

A summary of the Company’s future minimum lease payments required under non-cancellable lease agreements is as follows (in thousands):

Years ended December 31,	Amount
2021 (remaining 6 months)	$47
2022	16
2023	—
2024	—
2025	—
Total	$63

Purchase Obligation

In July of 2009, the Company entered into a commercial manufacturing agreement, as amended, with Catalent Pharma Solutions, LLC (the “Catalent Agreement”). Pursuant to the terms of the Catalent Agreement, the Company must make minimum annual purchases of JATENZO equal to 7.0 million softgels, through the initial term, or March 2025. Any shortfall between the minimum annual purchase quantities and actual purchases will be multiplied by a unit price, as defined in the Catalent Agreement, and paid to Catalent within 30 days of any year-end that the minimum purchase requirement is not met. The Company has not made any payments to Catalent as a result of a shortfall in minimum purchase quantities. The Catalent Agreement renews automatically for two-year periods and either party may terminate the contract upon twelve months written notice. Purchases under the Catalent Agreement for the three months ended June 30, 2021 and 2020 were $1.7 million and $0.2 million, respectively. Purchases under the Catalent Agreement for the six months ended June 30, 2021 and 2020 were $5.1 million and $3. million, respectively.

The Company entered into a product supply agreement with Pharmacia & Upjohn Company LLC, or Pfizer (the “Pfizer Agreement”), effective January 1, 2021. . Pursuant to the terms of the Pfizer Agreement, the Company must make minimum annual purchases of T-undecanoate equal to approximately $1.8 million per year, through the initial term, or January 2024. If there is a shortfall between the minimum annual purchase quantities and actual purchases, the difference between the minimum annual purchase amount and actual purchases will be paid to Pfizer by the Company. There were no purchases under the Pfizer Agreement during the six months ended June 30, 2021.

Legal Proceedings

From time to time, in the ordinary course of business, the Company is subject to litigation and regulatory examinations as well as information gathering requests, inquiries and investigations.

On April 2, 2019, an action for patent infringement was filed against the Company by Lipocine in the U.S. District Court for the District of Delaware. The lawsuit (Civil Action No. 19-cv-622, assigned to Judge William Bryson, U.S. Court of Appeals for the Federal Circuit, sitting by designation) sought a declaratory judgement of infringement under 35 U.S.C. § 271(a)-(c) arising from the Company’s intent to market and sell JATENZO, based on the FDA’s approval of JATENZO in March 2019. Lipocine ultimately alleged that the Company infringed certain claims in each of four U.S. Patents: U.S. Patent No. 9,034,858, U.S. Patent No. 9,205,057, U.S. Patent No. 9,480,690 and U.S. Patent No. 9,757,390. Lipocine sought monetary damages in the form of a reasonable royalty, pre-judgment interest, post-judgment interest, and attorneys’ fees, costs and disbursements, and injunctive relief.

In July 2021, Clarus and Lipocine entered into a settlement agreement that settled all claims between the parties, including the interference matter (described above) and the pending Clarus counterclaims against Lipocine, and provides for a payment by Lipocine to Clarus of a $4.0 million settlement fee payable as follows: $2.5 million upfront, $1.0 million within 12 months, and the remainder within two years. The Company received payment of $2.5 million of the $4.0 million in July 2021.

Pursuant to the settlement agreement, a joint stipulation for dismissal was filed, and was so ordered by the Court on July 15, 2021, thereby terminating the district court action. Moreover, and as part of this settlement, Lipocine filed a request for entry of an adverse judgment in Interference No. 106,128 on July 16, 2021, and the Company is awaiting action on that request by the Patent Trial and Appeal Board (PTAB). The Company believes that its ’178 application will proceed to issuance following what it believes will be entry of a decision adverse to Lipocine by the PTAB.

13. Net Income (Loss) Per Share

Basic and diluted earnings (loss) per share attributable to common stockholders are calculated as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Numerator:
Net loss (income)	$(18,115)	$10,555	$(33,545)	$(1,339)
Accretion of preferred stock	(3,798)	(3,670)	(7,737)	(7,341)
Loss attributable to participating warrants and preferred stock shareholders	-	(6,685)	-	-
Net (loss) income attributable to common stockholders, basic	(21,913)	200	(41,282)	(8,680)
Effect of convertible notes	-	(24,421)	-	(24,421)
Net loss attributable to common stockholders, diluted	$(21,913)	$(24,221)	$(41,282)	$(33,101)

Denominator:	$5,470	$(41,650)	$5,470	$(41,650)
Weighted-average common shares attributable to common stockholders, basic	3,500,848	870,263	2,410,827	870,263
Effect of convertible notes	-	16,547,513	-	-
Weighted average number of common shares - diluted	3,500,848	17,417,776	2,410,827	870,263
Weighted-average common shares attributable to common stockholders, diluted	$(6.26)	$0.23	$(17.12)	$(9.97)
Effect of convertible notes	-	(1.62)	-	-
Net loss per common share attributable to common stockholders, diluted	$(6.26)	$(1.39)	$(17.12)	$(9.97)

The Company excluded the following shares from the computation of diluted net loss per share attributable to common stockholders as of June 30, 2021 and 2020 because including them would have had an anti-dilutive effect:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Redeemable convertible preferred stock	35,537,077	-	35,537,077	36,756,498
Convertible notes (1)	21,806,713	-	21,806,713	16,547,513
Options to purchase common stock	3,814,659	2,229,562	3,814,659	2,229,562
Series D warrants	183,438	-	183,438	183,438

(1)	Convertible note shares are calculated using the Series D Preferred Stock issue price of $4.50 per share and includes interest accrued as of June 30, 2021 and 2020.

The convertible notes including interest for redeemable convertible preferred stock, which as of June 30, 2020 would be convertible into 16,547,513 shares common stock using the as-if converted method, are included in the calculation of diluted earnings per share for the three months ended June 30, 2020. These convertible notes were included in the anti-dilutive table above for the three months ended June 30, 2021, and the six months ended June 30, 2021 and 2020 because they would be anti-dilutive for this period.

As of the three months ended June 30, 2021, and the six months ended June 30, 2021 and 2020, the Company’s potentially dilutive securities, which include preferred stock and stock options, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same for these periods.

14. Related Party Transactions

In July of 2020, a member of the Company’s board of directors temporarily expanded his director duties as an executive director, at the request of the Company’s board of directors. As executive director, this member received a total of $0.1 million in consulting fees during the six months ended June 30, 2021.

15. Subsequent Events

Issuance of Convertible Note

In July 2021, the Company entered into an additional note purchase agreement (the “2021 Notes”) pursuant to which the Company borrowed an aggregate of $3.6 million from existing investors. Outstanding balances under the 2021 Notes accrue interest at a rate of 8%, compounded daily, and was repaid with the combined entity’s common stock upon the date of consummation of the Merger. The conversion features of the 2021 Notes are identical to the conversion features of the Convertible Notes.

Issuance of Indenture Note

In July 2021, the Company entered into an additional note purchase agreements (the “Second Indenture Note”) pursuant to which the Company borrowed an aggregate of $3.6 million from senior secured noteholders. The outstanding balance under the Second Indenture Note accrues interest at a rate of 14.5%, compounded daily, and was repaid with the combined entity’s common stock upon the date of consummation of the Merger.

Forbearance Extension

In August 2021, the Company entered into forbearance extensions with the noteholders in relation to the senior secured notes. The latest forbearance extension, entered into on August 26, 2021, extended the forbearance period through September 9, 2021, the consummation date of the Merger.

As of the date these financial statements are issued, the Company has not made the $3.9 million interest payment due September 1, 2021 pursuant to a 30-day grace period provided in the indenture.

Transfer of Merger Shares

In September 2021, the Company entered into a share allocation agreement in connection with the Merger and additional forbearance. Under the share allocation agreement, Clarus noteholders received an additional 405,000 shares of the Combined Entity. Of these 405,000 shares, 135,000 was transferred from the Blue Water founder shares and 270,000 shares were reallocated from the Clarus equityholders and received upon the closing of the Merger.